Exhibit 10.17
"HONEYWELL"

March 8, 2001

Mr. Cal Kantonen C.G.A.
First American Scientific Corp.
1003-409 Granville Street
Vancouver, B.C.
Canada V6C 1T2

Re:     Expression of Interest
          Alliance between Honeywell Ltd. and First American Scientific Corporation

Cal,

I would like to thank you for taking the time to meet with me last week. Please accept this letter as an expression of Interest from Honeywell to move forward in a Strategic Alliance.

Honeywell has been a leader in the field of energy conservation with a 30 year track record of providing turnkey, self-funded performance based energy conservation solutions to industry. The addition of the Micronex product to Honeywell's offering would provide Honeywell with a strategically important offering while providing First American with an accelerated growth path and an instant sales, marketing and implementation capability.

I would like to suggest the following process be used to explore for common interest in a strategic alliance. The intent would be to follow the process in a sequential order and as one step is completed and accepted by both parties, then move onto the next step. If an agreement could not be reached at a specific step, then the process would end.

The major steps would be as follows:

1.   Confidentiality agreement (1 week)

a)   I have attached a standard confidentiality agreement that we have used with other parties.
b)   Please review the document and advise if this document would be acceptable.

2.   Understanding the offering and value (2 weeks)

a)   Honeywell's interest would revolve primarily around the energy conservation opportunities, the                   removal of moisture from materials to displace fossil fuel drying processes.

1)   Technical review of the product
2)   Interviews with owners of existing systems

3.   Assessing the macro environment (2 weeks)

1)   Research available markets and competing technologies.

4.   Determinants of Industry profitability (1 Week)

1)   Establish budgetary pricing on base models and determine if the savings stream can generate           adequate cash flow to validate offering.

5.   Segmentation and positioning within the market (1 week)

1)   Establish roles and responsibilities
2)   Determine markets to be handled by Honeywell

6.   Financial projections (1 week)

1)   Establish 3-year plan for orders and revenue

7.   Assessing organizational capacity (1 week)

1)   Establish required manpower and suitability for existing labour pool.

8.   Memorandum of Understanding (1week)

1)   Establish the framework of the agreement with minimum annual orders target to maintain                   alliance.

9. Implementation plan (1 week)

1)   Establish mayor milestones and communication process.

This is a suggested process; I would welcome any suggested modifications.

I am excited at the opportunity that your product offers and I am confident that Honeywell can be a value added partner in developing new markets and applications for the Micronex product.

Yours truly,

/s/ Peter Grabner

Peter Grabner
Business Development Leader
Industrial Infrastructure solutions

cc.   Doug Brown, Gedit International Inc.